Press Release

        FOR IMMEDIATE RELEASE              CONTACT:  DANIEL M. HEALY
                                                     EXECUTIVE VICE PRESIDENT &
                                                     CHIEF FINANCIAL OFFICER

                       NORTH FORK BANCORPORATION COMPLETES
                 ACQUISITION OF NORTH SIDE SAVINGS BANK AND THE
                  SALE OF $100 MILLION 8.70% CAPITAL SECURITIES

             MELVILLE, N.Y. - JANUARY 2, 1997 - NORTH FORK BANCORPORATION, INC. (NYSE:NFB) announced today that it had completed the acquisition of North Side Savings Bank and that it had sold through North Fork Capital Trust I, a newly formed subsidiary, $100 million of 8.70% Capital Securities. Both transactions were consummated on December 31, 1996.

             The acquisition of North Side Savings Bank which will be accounted for on a pooling of interests basis for financial reporting purposes, will expand North Fork to approximately $6 billion in assets with 82 branch locations throughout the New York metropolitan area. It is the third acquisition completed by North Fork in 1996. In March 1996 it acquired in purchase transactions the domestic commercial banking business of Extebank and the ten First Nationwide Branches located on Long Island.

             The Capital Securities of the Trust were sold in a transaction exempt from registration provisions of securities laws. The proceeds will be used by the Trust to purchase from North Fork 8.70% Junior Subordinated Debt Securities due December 15, 2026. The proceeds from the sale of the Capital Securities will qualify as Tier I capital under Federal Reserve Board guidelines. Salomon Brothers Inc. was the lead manager on the issue with Keefe Bruyette and Woods acting as co-manager. Together with the North Side Savings Bank merger, the Company's Tier I Capital ratio increased by 47% to approximately 15%.

             The Capital Securities of the Trust have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption.